Exhibit 99.1

News Release

Contact: John Hauser

               (920) 743-5551

Source:   Baylake Corp.

Baylake Corp. Reports Financial Results for the Three Months and Six Months ended June 30, 2011.

Sturgeon Bay, Wisconsin – (PR Newswire) – July 21, 2011

Baylake Corp. (OTC BB: BYLK) today announced results for the second quarter of 2011.

•

Net income of $0.8 million or $0.10 per share for second quarter 2011.

•

Nonperforming assets declined $5.7 million or 14% from $39.7 million at June 30, 2010 to $34.0 million at June 30, 2011.

•

Shareholders’ equity increased $3.2 million to $81.4 million at June 30, 2011 compared to $78.2 million at June 30, 2010.

•

Total risk-based capital ratio rose to 13.43% at June 30, 2011, up from 13.29% at June 30, 2010.

“We are pleased to report earnings improvement for the second quarter ending June 30, 2011 in comparison to the first quarter of fiscal 2011,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer. “We expect that credit costs related to non-performing assets will decline during the second half of fiscal 2011.  As a result, we anticipate an overall decline in non-interest expense that could drive earnings improvement during upcoming quarters.  We should begin to see earnings momentum accelerate as we continue down the path of overall asset quality improvement,” said Cera.

Baylake reported net income for the second quarter of 2011 of $0.8 million, or $0.10 per fully-diluted common share, compared to net income of $1.3 million or $0.17 per fully-diluted common share for the second quarter of 2010. This represents a decrease in net income of $0.5 million, or $0.07 per fully-diluted common share.

Net interest margin declined 6 basis points, from 3.68% for the quarter ended June 30, 2010 to 3.62% for the quarter ended June 30, 2011.  Interest expense as a percent of average interest bearing liabilities decreased from 1.54% for the quarter ended June 30, 2010 to 1.18% for the quarter ended June 30, 2011.  Interest income as a percent of average interest earning assets decreased from 5.12% for the quarter ended June 30, 2010 to 4.69% for the quarter ended June 30, 2011.  Operating results during the quarter were negatively impacted by a $0.7 million increase in the provision for loan losses from $1.3 million for the quarter ended June 30, 2010 to $2.0 million for the quarter ended June 30, 2011.

Non-interest expense increased $1.4 million for the first six months of fiscal 2011 versus the comparable period in 2010, largely attributable to a $0.8 million increase in expenses related to the operation and disposition of other real estate owned (OREO).  Losses related to valuation adjustments of OREO should begin to subside, as updated evaluations of a significant percentage of our OREO were obtained prior to June 30, 2011 and appropriate adjustments are reflected in second quarter 2011 results of operations.

Non-performing loans decreased from $23.7 million at June 30, 2010 to $22.0 million at June 30, 2011, but increased from $16.5 million at December 31, 2010.  At June 30, 2011, the allowance for loan losses as a percent of total loans was 2.04% as compared to 1.79% at June 30, 2010.  The allowance for loan losses as a percent of non-performing loans at June 30, 2011 increased to 57.42%, compared to 48.31% at June 30, 2010.  Net charge-offs against the reserve for the quarter ended June 30, 2011 were 0.89% of average total loans on an annualized basis, compared to net recoveries of previously charged-off loans representing 0.04% of average total loans on an annualized basis for the quarter ended June 30, 2010.

Baylake’s total assets and shareholders’ equity were $1.0 billion and $81.4 million, respectively, at June 30, 2011, compared to $1.0 billion and $78.2 million at June 30, 2010.  Baylake’s total risk-based capital ratio increased to 13.43% at June 30, 2011, up from 13.29% at June 30, 2010.  At June 30, 2011, both Baylake Corp. and Baylake Bank were considered “well capitalized” under applicable bank and bank holding company regulatory guidelines.

“We are optimistic that, as a result of reduced costs related to collection and disposition of non-performing assets, we will continue to show earnings improvements in future quarters,” said Cera.  “The efforts of our commercial banking teams in both our Lakeshore and Green Bay markets are beginning to gain traction which bodes well for our plans to grow loans in those markets as the economy continues to show signs of stabilization and improvement, especially in the manufacturing sector.”

Total deposits increased $2.2 million, or 0.3%, from $822.8 million at June 30, 2010 to $825.0 million at June 30, 2011. Total loans decreased by $20.0 million from $641.1 million at June 30, 2010 to $621.1 million at June 30, 2011.  The decrease in loans is the result of the bank’s continued desire to reduce its credit risk profile in certain segments of its loan portfolio.

Baylake believes that it has adequate resources available to meet its short-term liquidity needs.  As of June 30, 2011, Baylake Bank had $30.0 million in established lines of credit with nonaffiliated banks, none of which had been drawn upon as of that date.  Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe,"

"expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as  "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at June 30, 2011 and 2010 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) UNAUDITED	June 30, 2011	December 31, 2010	June 30, 2010
	(dollars in thousands except per share data)
Total assets	$ 1,016,547	$ 1,052,453	$1,041,330
Investment securities (1)	254,106	266,760	226,416
Total loans	621,147	636,291	641,145
Total deposits	824,960	852,566	822,811
Borrowings (2)	75,560	89,236	106,316
Subordinated debentures	16,100	16,100	16,100
Convertible promissory notes	9,450	9,450	9,450
Stockholders’ equity	81,382	77,067	78,156
Non-performing loans (3)	22,047	16,500	23,710
Non-performing assets (3)	33,992	32,452	39,672
Restructured loans, accruing	18,559	13,090	9,845
Shares outstanding	7,911,539	7,911,539	7,911,539
Book value per share	$ 10.29	$ 9.74	$ 9.88

As of and for the Three Months Ended	As of and for the Six Months Ended
June 30,	June 30,
(dollars in thousands, except per share data)	(dollars in thousands, except per share data)

Selected Operations Data – UNAUDITED	2011	2010	2011	2010
Total interest income	$ 10,508	$ 11,492	$ 21,142	$ 22,839
Total interest expense	2,462	3,312	5,066	6,938
Net interest income before provision for loan losses	8,046	8,180	16,076	15,901
Provision for loan losses	1,950	1,250	3,250	2,300
Net interest income after provision for loan losses	6,096	6,930	12,826	13,601

Total non-interest income	2,421	2,474	5,035	4,486
Total non-interest expense	7,855	7,488	16,569	15,207

Income before income taxes	662	1,916	1,292	2,880
Income tax expense (benefit)	(113)	567	(134)	714
Net income	$ 775	$ 1,349	$ 1,426	$ 2,166

As of and for the Three Months Ended	As of and for the Six Months Ended
June 30,	June 30,

Selected Operations Data – UNAUDITED	2011	2010	2011	2010
Per Share Data: (4)
Net income per share (basic)	$ 0.10	$ 0.17	$ 0.18	$ 0.27
Net income per share (diluted)	$ 0.10	$ 0.17	$ 0.18	$ 0.27
Cash dividends per common share	$ --	$ --	$ --	$ --
Book value per share	$ 10.29	$ 9.88	$ 10.29	$ 9.88

Performance Ratios: (5)
Return on average total assets	0.31%	0.53%	0.28%	0.42%
Return on average total shareholders’ equity	3.89%	7.01%	3.65%	5.72%
Net interest margin (6)	3.62%	3.68%	3.59%	3.57%
Net interest spread (6)	3.51%	3.58%	3.49%	3.47%
Efficiency ratio (9)	73.13%	71.47%	77.00%	74.31%
Non-interest income to average assets	0.96%	0.97%	0.99%	0.88%
Non-interest expense to average assets	3.10%	2.93%	3.25%	2.98%
Net overhead ratio (7)	2.15%	1.96%	2.26%	2.10%
Average loan to average deposit ratio	75.72%	79.62%	75.77%	79.22%
Average interest earning assets to average interest bearing liabilities	109.67%	106.75%	108.98%	106.21%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	3.55%	3.70%	3.55%	3.70%
Allowance for loan losses to:
Total loans	2.04%	1.79%	2.04%	1.79%
Non-performing loans	57.42%	48.31%	57.42%	48.31%
Net charge-offs to average loans	0.89%	-0.04%	0.67%	0.14%
Non-performing assets to total assets	3.34%	3.81%	3.34%	3.81%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	8.01%	7.51%	8.01%	7.51%
Tier 1 risk-based capital	10.87%	10.78%	10.87%	10.78%
Total risk-based capital	13.43%	13.29%	13.43%	13.29%
Leverage ratio	7.86%	7.98%	7.86%	7.98%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	27	28	27	28
Number of full-time equivalent employees	301	298	301	298

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.